UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 18, 2004

AGL RESOURCES INC.
(Exact name of registrant as specified in its charter)

Georgia	1-14174	58-2210952
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

Ten Peachtree Place NE Atlanta, Georgia 30309
(Address and zip code of principal executive offices)

404-584-4000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On November 18, 2004, AGL Resources Inc. entered into an underwriting agreement with J. P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated, as the representatives of the underwriters named therein, whereby the company agreed to sell and the underwriters agreed to purchase for resale to the public, subject to the terms and conditions expressed therein, 9,600,000 shares of the company’s common stock, plus up to an additional 1,440,000 shares issuable upon the exercise of a 30-day option granted by the company to the underwriters to cover over-allotments. The common stock is expected to be issued on November 24, 2004, subject to customary conditions provided in the underwriting agreement.

The underwriting agreement contains customary representations, warranties and agreements of AGL Resources, customary conditions to closing, indemnification rights and obligations of the parties and termination provisions. A copy of the underwriting agreement is filed as Exhibit 1 hereto. The final prospectus related to the equity offering was filed with the Securities and Exchange Commission on November 22, 2004 pursuant to Rule 424(b)(5).

Item 8.01  Other Events.

On November 18, 2004 AGL Resources priced the offering of 9,600,000 shares of common stock referred to in Item 1.01 at a public offering price of $31.01 per share. AGL Resources expects to receive net proceeds of approximately $289 million from the offering. The company intends to use the net proceeds to fund its purchase of the outstanding capital stock of New Jersey-based NUI Corporation and to repay short-term debt incurred to fund its recently completed purchase of Louisiana-based Jefferson Island Storage & Hub LLC.

Item 9.01  Financial Statements and Exhibits.

 (c) Exhibits

Exhibit No.	Description

1
Underwriting Agreement dated November 18, 2004 among AGL Resources Inc. and J. P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated, as representatives of the several underwriters named in Schedule A thereto

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGL RESOURCES INC.
(Registrant)
Date: November 23, 2004	/s/ Richard T. O'Brien
Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

1
Underwriting Agreement dated November 18, 2004 among AGL Resources Inc. and J. P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated, as representatives of the several underwriters named in Schedule A thereto